EXHIBIT 3.1

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

PERNIX SLEEP, INC.

ARTICLE I

Name

The name of the Corporation is PERNIX SLEEP, INC. (hereinafter called the “Corporation”).

ARTICLE II

Purpose

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE IV

Capital

The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, each share having a par value of $0.001.

ARTICLE V

Duration

The Corporation is to have perpetual existence.

ARTICLE VI

Management and Initial Directors

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is provided that the management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation.  The initial number of members of the Board of Directors of the Corporation is two and the name and mailing address of each such person, who is to serve as a director is as follows:

Name	Address
Cooper C. Collins	10003 Woodloch Forest Drive, Suite 950 The Woodlands, Texas 77380
David Becker	10003 Woodloch Forest Drive, Suite 950 The Woodlands, Texas 77380

ARTICLE VII

Limitation of Personal Liability of Directors

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  Any repeal or modification of this paragraph shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

Indemnification

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature.  The indemnification provided in this ARTICLE VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.  Any amendment, repeal or modification of the foregoing provisions of this ARTICLE VIII shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE IX

Bylaws

The Board of Directors of the Corporation is authorized from time to time in its discretion to adopt or amend or repeal the bylaws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.  Election of directors need not be by written ballot.

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